As filed with the Securities and Exchange Commission on May 2, 2005

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BINDVIEW DEVELOPMENT CORPORATION

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	76-0306721 (I.R.S. Employer Identification No.)

5151 San Felipe, 25th Floor Houston, Texas (Address of Principal Executive Offices)	77056 (Zip Code)

BindView Development Corporation 1998 Non-Employee Director Incentive Plan

(Full title of the plan)

D.C. Toedt III
Vice President and General Counsel
BindView Development Corporation
5151 San Felipe, 25th Floor
Houston, Texas 77056
(Name and address of agent for service)

(713) 561-4000
(Telephone number, including area code, of agent for service)

With Copy to:

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
(713) 651-5151
Attention: Marc H. Folladori

Calculation of Registration Fee

		Proposed maximum	Proposed maximum
Title of	Amount to be	offering price per	aggregate offering	Amount of
securities to be registered	registered (1)(2)	share (3)	price (3)	registration fee
Common Stock, no par value per share	500,000 shares	$2.66	$1,330,000	$156.54

(1)	Under General Instruction E of Form S-8, this Registration Statement registers an additional 500,000 shares of common stock authorized for issuance under the BindView Development Corporation 1998 Non-Employee Director Incentive Plan, as amended (formerly known as the BindView Development Corporation 1998 Non-Employee Director Stock Option Plan) (the “Plan”). An aggregate of 500,000 shares (after giving effect to stock splits) authorized for issuance under the Plan have previously been registered under Registration Statement No. 333-59825, filed with the Securities and Exchange Commission on July 24, 1998.

(2)	The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of the anti-dilution provisions of the Plan.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low sale prices of such security on April 28, 2005, as reported by The Nadsaq Stock Market, Inc.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
Opinion of Fulbright & Jaworski L.L.P.
Consent of PricewaterhouseCoopers LLP

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Pursuant to the requirements of General Instruction E of Form S-8, the contents of Registration Statement No. 333-59825 of BindView Development Corporation (the “Registrant”) are hereby incorporated by reference herein, including each of the documents filed by the Registrant with the Securities and Exchange Commission and incorporated or deemed to be incorporated by reference therein and including each of the documents filed as exhibits to such Registration Statement.

Item 6. Indemnification of Directors and Officers

     Article 2.02-1 of the Texas Business Corporation Act of the State of Texas (the “TBCA”) generally permits a corporation to indemnify a person who was, is or is threatened to be named a defendant or respondent in a proceeding because the person was or is a director of officer if it is determined that such person (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interests and/or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBCA requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits. The Registrant’s Bylaws, as amended, provide for indemnification of its present and former directors to the fullest extent provided by Article 2.02-1. The Registrant has entered into separate indemnification agreements with its directors and officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service, unless an adverse final judgment establishes that (a) the indemnitee’s acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action adjudicated in the judgment, or (b) the indemnitee personally and improperly gained a material financial profit or other material benefit to which the indmenitee was not entitled. The Registrant currently maintains directors’ and officers’ insurance to reimburse the Registrant in the event that indemnification of a director or officer is required.

     The Registrant’s Bylaws, as amended, further provide for indemnification of directors and officers against reasonable expenses incurred in connection with the defense of any such action, suit or proceeding in advance of the final disposition of the proceeding.

     The Registrant’s Amended and Restated Articles of Incorporation eliminate the liability of directors for monetary damages for an act or omission committed in the director’s capacity as a director, except to the extent a director is found liable for (i) a breach of such director’s duty of loyalty to the Registrant or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of such director to the Registrant or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

     The Registrant’s Amended and Restated Articles of Incorporation further limit a director’s liability if the TBCA, the Texas Miscellaneous Corporation Laws Act or any other applicable Texas statute is hereafter amended to authorize the further elimination or limitation of the liability of the directors of the Registrant. If such applicable statute does hereafter eliminate or limit a director’s liability, then the liability of a director of the Registrant shall be limited to the fullest extent permitted by the TBCA, the Texas Miscellaneous Corporation Laws Act and such other applicable Texas statute, as so amended, and such limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director of the Registrant provided by the Articles of Incorporation.

Item 8. Exhibits.

4.1	—
BindView Development Corporation 1998 Non-Employee Director Incentive Plan, as amended (incorporated by reference to Exhibit 10.4 to Registrant’s Current Report on Form 10-Q for the quarterly period ended June 30, 2004).

2

5.1*	—	Opinion of Fulbright & Jaworski L.L.P.

23.1*	—	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2*	—	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1 to this Registration Statement).

24.1*	—	Powers of Attorney (contained on signature page).

*	Filed herewith.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on May 2, 2005.

BINDVIEW DEVELOPMENT CORPORATION
By:	/s/ Eric J. Pulaski
Eric J. Pulaski
Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Eric J. Pulaski and Edward L. Pierce his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric J. Pulaski Eric J. Pulaski	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 2, 2005

/s/ Edward L. Pierce Edward L. Pierce	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 2, 2005

/s/ Kevin P. Cohn Kevin P. Cohn	Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	May 2, 2005

/s/ Peter T. Dameris Peter T. Dameris	Director	May 2, 2005

/s/ Richard A. Hosley II Richard A. Hosley II	Director	May 2, 2005

/s/ Robert D. Repass Robert D. Repass	Director	May 2, 2005

/s/ Armand S. Shapiro Armand S. Shapiro	Director	May 2, 2005

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EXHIBIT INDEX

Exhibit Number		Description
4.1	—
BindView Development Corporation 1998 Non-Employee Director Incentive Plan, as amended (incorporated by reference to Exhibit 10.4 to Registrant’s Current Report on Form 10-Q for the quarterly period ended June 30, 2004).

5.1*	—	Opinion of Fulbright & Jaworski L.L.P.

23.1*	—	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2*	—	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1 to this Registration Statement).

24.1*	—	Powers of Attorney (contained on signature page).

*	Filed herewith.